October 10, 1996



Diagnostic/Retrieval Systems, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054

Gentlemen:

          We have acted as special counsel to Diagnos tic/Retrieval Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8, which is being filed by the Company with the Securities and Exchange Commis sion (the "Commission") on the date hereof (the "Registra tion Statement"), relating to 500,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable pursuant to the Diagnostic/Retrieval Systems, Inc. 1996 Omnibus Plan (the "Option Plan").

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have exam ined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Option Plan; (iii) the Company's Amended and Restated Certificate of Incorpora tion as in effect on the date hereof; (iv) the Company's By-laws as in effect on the date hereof; (v) resolutions of the Board of Directors of the Company relating to, among other things, the Shares, the Option Plan and the Registration Statement; (vi) resolutions of the stockhold ers of the Company relating to the Option Plan;
(vii) a specimen certificate evidencing the Common Stock; and (viii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed, and have not independently verified, the legal capacity of all natural persons, the genuineness of all signatures, the authen ticity of all documents submitted to us as originals, the conformity to original documents of all documents submit ted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter docu ments. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. As to any facts mate rial to the opinions expressed herein which were not inde pendently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
          Mark N. Kaplan, a partner of this firm, is a director of the Company and owner of 1,000 shares of the Common Stock of the Company.
          Members of our firm are admitted to the Bar in the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.
          Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by requisite corporate action by the Company and, assuming the conformity of the certificates representing the Shares to the form of specimen thereof examined by us and the due execution and delivery of such certificates, the Shares, when issued, delivered and paid for in accordance with the terms and conditions of the Option Plan, will be validly issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
                         Very truly yours,
                         /s/ Skadden, Arps, Slate, Meagher & Flom